Exhibit 10.3

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, iHeartMedia, Inc. (formerly known as CC Media Holdings, Inc.) (“Company”) and Steven J. Macri (“Employee”) entered into an Employment Agreement effective October 7, 2013 (“Agreement”);

WHEREAS, the parties desire to amend the above-referenced Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties enter into this First Amendment to Employment Agreement (“First Amendment”).

1. This First Amendment is effective upon full execution by the parties.

2. Section 1 (Term of Employment) of the Agreement is deleted in its entirety and replaced as follows:

This Agreement commences October 7, 2013 (“Effective Date”), and ends on June 30, 2018 (the “Employment Period”), and shall be automatically extended from year to year unless either Company or Employee gives written notice of non-renewal that the Employment Period shall not be extended, or otherwise terminated in accordance with the provisions herein. Notice must be provided on June 30, 2018 (the “Notice of Non-Renewal Period”). The term “Employment Period” shall refer to the Employment Period if and as so extended.

3. Section 9(d)) (Non-Renewal by Employee) of the Agreement is deleted in its entirety and left intentionally blank.

4. Subsections 9(e)(i)-(iii) (Compensation Upon Termination) of the Agreement are deleted in their entirety and replaced as follows, with the remaining Subsections renumbered accordingly:

(i)	Termination By Company Without Cause/Termination By Employee for Good Cause/Non-Renewal By Employee/Non-Renewal By Company – Severance: If Company terminates employment without Cause and not by reason of death or disability, if Employee terminates for Good Cause, if Employee or Company elects to non-renew pursuant to Section 2 above, Company will pay the accrued and unpaid Base Salary through the termination date and any payments required under applicable employee benefit plans. In addition, if Employee signs a Severance Agreement and General Release of claims in a form customary and satisfactory to Company, Company will pay Employee, in accordance with ordinary payroll practices and deductions, One Million Four Hundred Thousand Dollars ($1,400,000) which represents the sum of Employee’s current Base Salary and Employee’s current Target Annual Bonus, to be paid out over a period of twelve (12) months (the “Severance Payments” or “Severance Pay Period”). Further, Employee will receive a pro-rata portion of the 2018 Annual Bonus (“Pro-Rata Bonus”), calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year. Employee is eligible only if a bonus would have been earned by the end of the calendar year. Calculation and payment of the bonus, if any, will be pursuant to the plan in effect during the termination year.

5. The following is hereby inserted as a new unnumbered paragraph at the end of Section 20 (Miscellaneous) of the Agreement as follows:

Employee understands, agrees and acknowledges that the provisions in this Agreement do not prohibit or restrict Employee from communicating with the DOJ, SEC, DOL, NLRB, EEOC or any other governmental authority, exercising Employee’s rights, if any, under the National Labor Relations Act to engage in protected concerted activity, making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority or cooperating with or participating in a legal proceeding relating to such violations including providing documents or other information. Employee is hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and made solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. Further, nothing in this Agreement shall be construed to control or modify which entity (among the Company’s family of entities) is the Employee’s legal employer for purposes of any laws or regulations governing the employment relationship.

6. This First Amendment represents the complete and total understanding of the parties with respect to the content thereof, and cannot be modified or altered except if done so in writing, and executed by all parties. All other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the date written below and upon full execution by all parties, this Agreement shall be effective as set forth in Section 1 above.

[SIGNATURES ON FOLLOWING PAGE]

EMPLOYEE:

/s/ Steven J. Macri	Date: July 3, 2017
Steven J. Macri

COMPANY:

/s/ Rich Bressler	Date: July 3, 2017
Rich Bressler
President & Chief Financial Officer

APPROVED & PREPARED BY: LW/tn/tg

3